ADDvantage Technologies Reports 101%
Increase in Fiscal 2019 Full-Year Revenue

Farmers Branch, Texas, December 17, 2019 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY) (“ADDvantage Technologies” or the “Company”) today reported its financial results for the three- and 12-month periods ended September 30, 2019.

Fiscal 2019 Full-Year Financial and Business Highlights
•	Sales of $55.1 million, up 101% (excluding Cable Segment results in 2018)
•	Results include $1.8 million in inventory-related and acquisition integration charges
•	Excluding these charges, the Company achieved its second consecutive quarter of positive Adjusted EBITDA
•	Loss from continuing operations narrowed $1.8 million to $4.0 million
•	Exceptional growth in revenue and EBITDA of Nave Communications
•	Completed the move into a new, larger and more efficient facility for Triton Datacom
•	Acquired and integrated Fulton Technologies, enabling entry into the wireless communications services business, which is poised for significant growth with the advent of 5G technology
•	Completed divestiture of Cable TV business and related real estate assets for $14.2 million
•	Appointed John Shelnutt to Board of Directors as an independent director

“The second half of our fiscal year demonstrated the progress we have made in positioning all the segments of our business for sustainable growth and positive EBITDA contribution,” said Joe Hart, President and CEO. “As we move into the historically slower portion of our fiscal year impacted by winter weather, customer budget cycles and the holiday season, we are focused on streamlining our processes and developing a strong backlog of work for the calendar year. Accordingly, we expect continued year-over-year improvement throughout fiscal 2020.”

“Our Wireless segment achieved positive EBITDA contribution, excluding corporate expenses, more rapidly than expected,” continued Mr. Hart. “In just our first nine months of operating this segment, Fulton was able to achieve revenue of $22.9 million as we continue to integrate and ramp up the operation, demonstrating Fulton’s growth potential. As part of the acquisition, we were able to hire and retain the majority of Fulton’s existing employee base, and we continue to successfully recruit strong industry talent throughout the business to help us implement operational improvements with a focus on improving our quality and project margins. We are seeing increased opportunities in the industry as wireless carriers prepare for the roll out of 5G and the required densification of their networks. In addition, ongoing consolidation in the wireless industry is expected to create incremental opportunities as networks are rationalized and a new carrier potentially expands their network to gain market share.”

“Simultaneously, our Telecommunications segment is operating at a more efficient level, also contributing positive EBITDA before the impact of the inventory charges and the allocation of corporate overhead,” added Mr. Hart. “We continue to see efficiencies from the operational restructuring put in place earlier this fiscal year, which has enabled us to focus our core team on sales, procurement and recycling opportunities. We are also ramping up our repair activities to take advantage of our new capabilities as we further expand our business lines. We have recently added new employees to our Nave and Triton Datacom teams with strong experience in online marketing and sales across both enterprises. The new facility for our Triton Datacom business has enabled us to significantly streamline and improve our processes including inventory management, shipping and receiving and the refurbishment operations. The added space will allow us to develop the internal systems necessary to expand our refurbishment capabilities and new equipment sales by adding additional product lines and manufacturers. This transition bolsters our confidence that Triton is poised to expand, capture additional market share and develop new customers.”

Financial Results for the Three Months ended September 30, 2019

Sales increased 182% to $17.9 million for the three months ended September 30, 2019 compared with $6.3 million for the three months ended September 30, 2018. The increase in sales was driven by an increase in revenue in both the Wireless and Telco segments.

Revenues for the Wireless segment were $10.0 million for the three months ended September 30, 2019, as a result of the acquisition of Fulton Technologies, which closed on January 4, 2019. The Company did not report any revenues for the Wireless segment for the three months ended September 30, 2018.

Sales for the Telco segment increased $1.6 million, or 25%, to $7.9 million for the three months ended September 30, 2019 from $6.3 million for the same period last year. The increase in sales resulted from an increase in equipment sales of $0.6 million and an increase in recycling revenue of $1.0 million. The increase in Telco equipment sales was due to increased sales at Nave Communications of $0.2 million and Triton Datacom of $0.4 million. The increase in recycling revenue was due primarily to increased volume of recycling shipments at Nave Communications.

Gross profit increased $0.3 million, or 24%, to $1.8 million compared with $1.4 million for the prior year three months period due to an increase in the Wireless segment of $1.0 million, partially offset by a decrease in the Telco segment of $0.6 million. The decrease in the Telco segment gross profit was impacted by an increase in obsolescence expense of $0.5 million and an increase in lower of cost or net realizable value expense of $0.6 million.

Operating, selling, general and administrative expenses increased 33% to $3.4 million compared with $2.6 million for the three months ended September 30, 2018. The increase in expenses was due to an increase in the Wireless segment of $1.2 million, partially offset by a decrease in the Telco segment $0.4 million.

Other income of $0.1 million for the three months ended September 30, 2019 compares to other expense of $0.1 million for the year ago period. The 2019 period includes interest income of $0.1 million related to the promissory note resulting from the sale of the Cable TV business and payments received under a loan to the former YKTG Solutions partners of $0.1 million, which was partially offset by other expense of $0.1 million related to factoring of the Company’s accounts receivable in the Wireless segment and interest expense. Other expense in the three-month period ended September 30, 2018 consisted solely of interest expense.

The Company recorded a benefit for income taxes of zero for the three months ended September 30, 2019, compared with a provision of $1.7 million for the three months ended September 30, 2018. The tax provision in 2018 was due primarily to the establishment of a valuation allowance.

Loss from continuing operations for the three months ended September 30, 2019, was $1.5 million, or $0.15 per diluted share, compared with a loss from continuing operations of $3.8 million, or $0.37 per diluted share, for the same period of 2018.

Adjusted EBITDA for the three months ended September 30, 2019 was a loss of $1.2 million compared with a loss of $0.7 million for the same period ended September 30, 2018.  The Telco segment includes an inventory obsolescence charge of $0.6 million and $0.1 million for the three months ended September 30, 2019 and 2018, respectively.  In addition, the Telco segment includes a lower of cost or net realizable value charge of $0.7 million and $26 thousand for the three months ended September 30, 2019 and 2018, respectively.  For the three months ended September 30, 2018, the Company recorded a $0.9 million restructuring charge, which was excluded from the Adjusted EBITDA calculation.

Results for the 12 months ended September 30, 2019

Sales increased 101% to $55.1 million for the 12 months ended September 30, 2019 compared with $27.5 million for the 12 months ended September 30, 2018. The increase in sales was driven by an increase in sales in the Wireless segment of $22.9 million and an increase in sales in the Telco segment of $4.7 million.

Revenues for the Wireless segment were $22.9 million for the 12 months ended September 30, 2019, as a result of the acquisition of Fulton Technologies. The Company did not report any revenues for the Wireless segment for fiscal year 2018.

Sales for the Telco segment increased $4.7 million, or 17%, to $32.2 million for the 12 months ended September 30, 2019 from $27.5 million for the same period last year. The increase in sales resulted from an increase in equipment sales of $3.8 million and an increase in recycling revenue of $0.9 million. The increase in Telco equipment sales was due to increased sales at Nave Communications and Triton Datacom of $1.9 million each. The increase in recycling revenue was due primarily to increased volume of recycling shipments.

Gross profit increased $1.7 million, or 23%, to $9.1 million for the 12 months ended September 30, 2019 due to an increase in gross profit in the Wireless segment of $2.0 million, which was partially offset by a decrease in gross profit in the Telco segment of $0.3 million. The decrease in the Telco segment gross profit was impacted by an increase in obsolescence expense of $0.5 million and an increase in lower of cost or net realizable value expense of $0.5 million.

Operating, selling, general and administrative expenses increased $2.8 million, or 27%, to $13.1 million for the 12 months ended September 30, 2019, up from $10.3 million for the same period last year. This increase was primarily due to increased expenses in the Wireless segment of $3.5 million, partially offset by a decrease in Telco segment expenses of $0.7 million.

Other expense for the 12 months ended September 30, 2019 includes $0.2 million of expense related to the Wireless segment accounts receivable programs, which was partially offset by payments received under a loan to the former YKTG Solutions partners of $0.1 million. This compares to a loss on the equity investment of $0.3 million for the 12 months ended September 30, 2018 consisting primarily of a legal settlement with a subcontractor on the YKTG Solutions wireless cell tower decommissioning project and the associated legal expenses.

The benefit for income taxes from continuing operations was $13,000 for the 12 months ended September 30, 2019, compared to a provision for income taxes of $1.5 million for the 12 months ended September 30, 2018. The tax provision in 2018 was due primarily to the establishment of a valuation allowance.

Inclusive of the $1.8 million in inventory-related and acquisition integration charges described above, loss from continuing operations for the 12 months ended September 30, 2019, was $4.0 million, or $0.39 per diluted share, compared with a loss from continuing operations of $5.8 million, or $0.56 per diluted share, for the same period of 2018, which includes a $0.9 million restructuring charge and $0.4 million of inventory-related charges.

On May 29, 2019, at a special stockholders’ meeting, the Company’s stockholders voted in favor of selling the Company’s Cable TV segment to Leveling 8, Inc. (“Leveling 8”), a company controlled by David Chymiak. David Chymiak is a director and substantial shareholder of the Company, and he was the Chief Technology Officer and President of Tulsat LLC until the closing of the sale on June 30, 2019. Therefore, the Company classified the Cable TV segment as discontinued operations.

Loss from discontinued operations, net of tax, was $1.3 million for the 12 months ended September 30, 2019 compared to a loss of $1.5 million for the same period last year. This activity included the operations of the Cable TV segment prior to the sale on June 30, 2019. The Company recognized a loss on the sale of the Cable TV segment of $1.5 million for the year ended September 30, 2019. The Cable TV segment recognized a goodwill impairment charge of $1.2 million for the year ended September 30, 2018.

As a result of the sale of the Cable TV segment to Leveling 8, Inc., which closed on June 30, 2019, and the sales of three Cable TV segment facilities to David Chymiak LLC prior to the sale of the Cable TV segment, the Company will receive total proceeds of $14.2 million. These proceeds consist of $7.1 million in cash received from the facility sales, a receivable of $0.7 million received in the fourth quarter of 2019 and a promissory note of $6.4 million to be paid over five years. Subsequent to September 30, 2019, the first installment of the promissory note for principal and interest was paid by Leveling 8 to the Company.

Adjusted EBITDA for the 12 months ended September 30, 2019 was a loss of $2.3 million compared with a loss of $1.3 million for the same period ended September 30, 2018. The Wireless segment includes acquisition expenses of $0.2 million and integration expenses of $0.3 million for the year ended September 30, 2019, related to the acquisition of Fulton Technologies, Inc.  The Telco segment includes an inventory obsolescence charge of $0.7 million and $0.2 million for the years ended September 30, 2019 and 2018, respectively.  In addition, the Telco segment includes a lower of cost or net realizable value charge of $0.7 million and $0.2 million for the years ended September 30, 2019 and 2018, respectively. For the twelve months ended September 30, 2018, the Company recorded a $0.9 million restructuring charge, which was excluded from the Adjusted EBITDA calculation.

Balance sheet
Cash and cash equivalents were $1.2 million as of September 30, 2019, compared with $3.1 million as of September 30, 2018. As of September 30, 2019, the Company had inventory of $7.6 million, compared with $7.5 million as of September 30, 2018.

Earnings Conference Call
The Company will host a conference call today, Tuesday, December 17, at 4:30 p.m. Eastern Time featuring remarks by Joseph Hart, President and Chief Executive Officer, Kevin Brown, Chief Financial Officer, Colby Empey, President of the Wireless Services Division, Don Kinison, President of the Telecommunications Division, and Scott Francis, Chief Accounting Officer. The conference call will be available via webcast and can be accessed through the Investor Relations section of ADDvantage's website, www.addvantagetechnologies.com.

Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast. The dial-in number for the conference call is 1-800-239-9838 (domestic) or 1-323-794-2551 (international). All dial-in participants must use the following code to access the call: 7965894. Please call at least five minutes before the scheduled start time.

A replay of the call will be available through December 31, 2019 at 1-844-512-2921 (domestic) or 1-412-317-6671 (international). Participants must use the following code to access the replay of the call: 7965894. An online archive of the webcast will be available on the Company's website for 30 days following the call.

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. (Nasdaq: AEY) is a communications infrastructure services and equipment provider operating a diversified group of companies through its Wireless Infrastructure Services and Telecommunications segments. Through its Wireless segment, Fulton Technologies provides turn-key wireless infrastructure services including the installation, modification and upgrading of equipment on communication towers and small cell sites for wireless carriers, national integrators, tower owners and major equipment manufacturers. Through its Telecommunications segment, Nave Communications and Triton Datacom sell equipment and hardware used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems. The Telecommunications segment also offers repair services focused on telecommunication equipment and recycling surplus and related obsolete telecommunications equipment.

ADDvantage operates through its subsidiaries, Fulton Technologies, Nave Communications, and Triton Datacom. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

Cautions Regarding Forward-Looking Statements
The information in this announcement may include forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

Non-GAAP Financial Measures
Adjusted EBITDA is a supplemental, non-GAAP financial measure. EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization.  Adjusted EBITDA as presented also excludes restructuring expense, stock compensation expense, other income, other expense, interest income and income from equity method investment. Management believes providing Adjusted EBITDA is presented below because this metric is used by the financial community as a method of measuring our financial performance and of evaluating the market value of companies considered to be in similar businesses. Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance. Adjusted EBITDA, as calculated in the table below, may not be comparable to similarly titled measures employed by other companies. In addition, Adjusted EBITDA is not necessarily a measure of our ability to fund our cash needs.

-- Tables follow –

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2019	2018	2019	2018
Sales	$17,858,730	$6,335,494	$55,118,297	$27,473,282
Cost of sales	16,072,268	4,897,341	46,025,775	20,056,067
Gross profit	1,786,462	1,438,153	9,092,522	7,417,215
Operating, selling, general and administrative expenses	3,403,485	2,558,759	13,068,636	10,274,113
Restructuring charge	‒	941,059	‒	941,059
Loss from operations	(1,617,023)	(2,061,665)	(3,976,114)	(3,797,957)
Other income (expense):
Interest income	96,411	‒	96,411	‒
Income (loss) from equity method investee	60,500	–	135,505	(258,558)
Other expense	(91,032)	‒	(223,999)	‒
Interest expense	(11,290)	(39,164)	(79,902)	(210,182)
Total other income (expense), net	54,589	(39,164)	(71,985)	(468,740)

Loss before income taxes	(1,562,434)	(2,100,829)	(4,048,099)	(4,266,697)
Benefit for income taxes	‒	1,686,000	(13,000)	1,517,000
Loss from continuing operations	(1,562,434)	(3,786,829)	(4,035,099)	(5,783,697)

Loss from discontinued operations, net of tax	‒	(1,059,869)	(1,267,344)	(1,536,159)

Net loss	$(1,562,434)	$(4,846,698)	$(5,302,443)	$(7,319,856)

Loss per share:
Basic
Continuing operations	$(0.15)	$(0.37)	$(0.39)	$(0.56)
Discontinued operations	‒	(0.10)	(0.12)	(0.15)
Net loss	$(0.15)	$(0.47)	$(0.51)	$(0.71)
Diluted
Continuing operations	$(0.15)	$(0.37)	$(0.39)	$(0.56)
Discontinued operations	‒	(0.10)	(0.12)	(0.15)
Net loss	$(0.15)	$(0.47)	$(0.51)	$(0.71)
Shares used in per share calculation:
Basic	10,361,292	10,306,145	10,361,292	10,272,749
Diluted	10,361,292	10,306,145	10,361,292	10,272,749

	Three Months Ended September 30, 2019			Three Months Ended September 30, 2018
	Wireless	Telco	Total	Wireless	Telco	Total

Loss from operations	$(179,066)	$(1,437,957)	$(1,617,023)	‒	$(2,061,665)	$(2,061,665)
Depreciation	77,729	32,635	110,364	‒	34,078	34,078
Amortization	6,100	266,775	272,875	−	313,311	313,311
Restructuring charge	‒	‒	‒	‒	941,059	941,059
Stock compensation expense	30,562	16,039	46,601	−	33,032	33,032
Adjusted EBITDA (a)	$(64,675)	$(1,122,508)	$(1,187,183)	$ −	$(740,185)	$(740,185)

(a)
The Telco segment includes an inventory obsolescence charge of $0.6 million and $0.1 million for the three months ended September 30, 2019 and 2018, respectively.  In addition, the Telco segment includes a lower of cost or net realizable value charge of $0.7 million and $26 thousand for the three months ended September 30, 2019 and 2018, respectively.

	Year Ended September 30, 2019			Year Ended September 30, 2018
	Wireless	Telco	Total	Wireless		Telco	Total

Loss from operations	$(1,513,280)	$(2,462,834)	$(3,976,114)	$	−	$(3,797,957)	$(3,797,957)
Depreciation	237,333	130,159	367,492		−	136,761	136,761
Amortization	18,300	1,067,100	1,085,400		−	1,253,244	1,253,244
Restructuring charge	‒	‒	‒	‒		941,059	941,059
Stock compensation expense	62,190	137,102	199,292		−	155,174	155,174
Adjusted EBITDA (a)(b)	$(1,195,457)	$(1,128,473)	$(2,323,930)	$	−	$(1,311,719)	$(1,311,719)

(a)
The Wireless segment includes acquisition expenses of $0.2 million and integration expenses of $0.3 million for the year ended September 30, 2019, related to the acquisition of Fulton Technologies, Inc.

(b)
The Telco segment includes an inventory obsolescence charge of $0.7 million and $0.2 million for the years ended September 30, 2019 and 2018, respectively.  In addition, the Telco segment includes a lower of cost or net realizable value charge of $0.7 million and $0.2 million for the years ended September 30, 2019 and 2018, respectively.

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)
	September 30,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$1,242,143	$3,129,280
Restricted cash	351,909	‒
Accounts receivable, net of allowance for doubtful accounts of $150,000	4,826,716	2,578,998
Unbilled revenue	2,691,232	‒
Promissory note – current	1,400,000	‒
Income tax receivable	21,350	178,766
Inventories, net of allowance for excess and obsolete inventory of $1,275,000 and $815,000, respectively	7,625,573	7,462,491
Prepaid expenses	543,762	253,405
Other current assets	262,462	‒
Current assets of discontinued operations	‒	16,925,526
Total current assets	18,965,147	30,528,466

Property and equipment, at cost:
Machinery and equipment	2,475,545	1,084,024
Leasehold improvements	190,984	190,984
Total property and equipment, at cost	2,666,529	1,275,008
Less: Accumulated depreciation	(835,424)	(773,312)
Net property and equipment	1,831,105	501,696

Promissory note – noncurrent	4,975,000	‒
Investment in and loans to equity method investee	‒	49,000
Intangibles, net of accumulated amortization	6,002,998	6,844,398
Goodwill	4,877,739	4,820,185
Other assets	176,355	125,903
Assets of discontinued operations	‒	1,524,972

Total assets	$36,828,344	$44,394,620

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$4,730,537	$3,300,388
Accrued expenses	1,617,911	711,936
Deferred revenue	97,478	‒
Notes payable – current portion	‒	1,996,279
Other current liabilities	757,867	664,374
Current liabilities of discontinued operations	‒	2,392,780
Total current liabilities	7,203,793	9,065,757
Other liabilities	177,951	801,612
Total liabilities	7,381,744	9,867,369

Shareholders’ equity:
Common stock, $.01 par value; 30,000,000 shares authorized; 10,861,950 and 10,806,803 shares issued, respectively; 10,361,292 and 10,306,145 shares outstanding, respectively	108,620	108,068
Paid in capital	(4,377,103)	(4,598,343)
Retained earnings	34,715,097	40,017,540
Total shareholders’ equity before treasury stock	30,446,614	35,527,265
Less: Treasury stock, 500,658 shares, at cost	(1,000,014)	(1,000,014)
Total shareholders’ equity	29,446,600	34,527,251

Total liabilities and shareholders’ equity	$36,828,344	$44,394,620